Exhibit 10.2

LEASE AGREEMENT

BETWEEN

CITY OF LAMBERTON, MINNESOTA

AND

HIGHWATER ETHANOL, LLC

$15,180,000

SOLID WASTE FACILITIES REVENUE BONDS, SERIES 2008A

(HIGHWATER ETHANOL, LLC PROJECT)

DATED AS OF:  April 1, 2008

The interest of the City of Lamberton, Minnesota in this Lease Agreement, except for certain rights retained by the City pursuant to Section 4.6 hereof, has been assigned to U.S. Bank National Association, St. Paul, Minnesota, as Trustee.

This instrument was drafted by: SCR

FAEGRE & BENSON LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

i

EXHIBIT A       Description of Equipment

EXHIBIT B       Location of the Plant

EXHIBIT C       Description of the Project

ii

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made and entered into as of the first day of April 2008, by and between the CITY OF LAMBERTON, Minnesota, a political subdivision of the State of Minnesota (the “City”), and HIGHWATER ETHANOL, LLC, a Minnesota limited liability company (the “Company”).

WHEREAS, the City and the Company, each in consideration of the representations, covenants and agreements of the other as set forth herein, mutually represent, covenant and agree as follows:

R E C I T A L S:

A.            The City is a duly organized and existing political subdivision of the State of Minnesota, and is authorized to issue its revenue bonds pursuant to the provisions of Minnesota Statutes, Sections 469.152 to 469.1651, as amended, known as the Minnesota Industrial Development Revenue Bonding Act (herein called the “Act”).

B.            The City is, under the Act, authorized to issue and sell its revenue bonds for the purpose of providing funds to finance projects, including real and personal property used or useful in the disposal of solid wastes in connection with a revenue producing enterprise as provided in Section 469.153, Subd. 2 (a) of the Act.

C.            Pursuant to and in accordance with the provisions of the Act, the City has adopted a resolution authorizing the issuance of its $15,180,000 Solid Waste Facilities Revenue Bonds, Series 2008A (Highwater Ethanol, LLC Project), (the “Series 2008 Bonds”) for the purpose of financing the development, acquisition, construction and equipping of solid waste facilities as part of an ethanol plant in the City (as hereinafter further described in Exhibit C hereto, the “Project”) to be located on the premises described in Exhibit B hereto.

D.            The Series 2008 Bonds shall be issued under and pursuant to the Trust Indenture, dated as of April 1, 2008 (the “Indenture”), between the City and U.S. Bank National Association, as Trustee, pursuant to which the City shall pledge and assign to the Trustee certain rights of the City hereunder, including lease payments to provide for payment of the Series 2008 Bonds.

E.             In order to provide for the payment of the principal of and interest on the Series 2008 Bonds and any Additional Bonds issued hereunder, the City proposes to lease the Equipment (as defined herein) to the Company, and the Company desires to lease and rent the Equipment (as defined herein) from the City upon the terms and conditions in this Lease.

F.             The issuance, sale and delivery of the Series 2008 Bonds and the execution and delivery of this Lease and the Indenture have been in all respects duly and validly authorized in accordance with the Act and the Resolution (as defined in the Indenture).

WITNESSETH:

LEASING CLAUSE; SECURITY AGREEMENT

(a)           Lease of Equipment.  The City hereby leases to the Company and the Company leases from the City the Equipment herein described, for a term commencing as of the date of this Lease and extending to April 1, 2028, or unless sooner terminated as herein provided, without option of renewal except by mutual consent, and at the rentals and upon the further terms and conditions set forth herein; and the City and the Company, each in consideration of the representations, covenants and agreements of the other as set forth herein, mutually represent, covenant and agree as provided herein.  Except as provided herein, this Lease is not terminable by the City.

(b)           Delivery.  The City hereby appoints the Company as its agent for inspection and acceptance of each Item of Equipment from the Contractors under the Construction Contracts.  Each delivery of an Item to the City under the Construction Contract shall be deemed a delivery to the Company under this Lease at the location at which the item is so delivered to the City after having previously been inspected by the Company and approved for payment by or on behalf of FNBO.

(c)           Security Agreement.  Notwithstanding any provision of this Lease to the contrary, including certain provisions required by the Code in order for the City to be deemed the owner of the Equipment for purposes of Section 142 (a) of the Internal Revenue Code, this Lease is intended to be and shall be construed as a security agreement for purposes of the Uniform Commercial Code as in effect in the State of Minnesota.

ARTICLE I

DEFINITIONS, EXHIBITS AND MISCELLANEOUS

Section 1.1.  Definitions.  The terms used herein, unless the context hereof shall require otherwise, shall have the following meanings, and any other terms defined in Section 1.01 of the Indenture shall have the same meanings when used herein as assigned them in the Indenture, unless the context or use thereof indicates another or different meaning or intent.

“Act” means the Minnesota Municipal Industrial Development Act, Minnesota Statutes, Sections 469.152 to 469.1651, as amended.

“Additional Bonds” means any Additional Bonds issued pursuant to the terms and conditions of Section 2.09 of the Indenture.

“Additional Charges” means the payments required to be made by the Company under Section 4.3 hereof.

“Additional Secured Indebtedness” means any indebtedness of the Company which is in addition to the indebtedness under the FNBO Loan and the Bonds, which additional indebtedness is or will be secured by a mortgage lien or other security interest against all or part of the Plant, or any other asset of the Company.

“Adjusted EBITDA” means EBITDA less taxes, Capital Expenditures and Allowable Distributions under this Lease, in each case for the applicable reporting period.

“Allowable Distributions” means distributions to members of the Company permitted under Section 7.11(7) hereof.

“Authorized Company Representative” means the CEO/General Manager or President of the Company or any person at the time designated to act on behalf of the Company by written certificate furnished to the City and the Trustee, containing the specimen signature of such person and signed on behalf of the Company by any member.  Such Certificate may designate an alternate or alternates.

“Basic Payments” means the payments required to be made by the Company under Section 4.2 hereof.

“Bond Counsel” means Independent nationally recognized bond counsel.

“Bond Fund” means the Bond Fund established under Section 5.01 of the Indenture.

“Bond Lease” means this Lease Agreement, between the City, as lessor, and the Company, as lessee, as amended or supplemented from time to time, including any renewals or extensions hereof.

“Bond Mortgage” means the Mortgage, Security Agreement and Assignment of Leases and Rents and Fixture Financing Statement of even date herewith from the Company, as mortgagor, to the Trustee, as mortgagee, and all amendments and supplements thereto.

“Bond Resolution” means the resolution of the City adopted by the City Council on March 24, 2008, authorizing the issuance and sale, as the same may be amended, modified or supplemented by any amendments or modifications thereof.

“Bond Security Agreement” means the Security Agreement of even date herewith between the Company and the Trustee and all amendments and supplements thereto.

“Bonds” means Series 2008 Bonds and any Additional Bonds issued under a supplement to the Indenture.

“Capital Expenditure” means any expenditure of money for the purchase or construction of fixed assets or for the purchase or construction of any other assets, or improvements or additions thereto, which are properly capitalized on the Company’s balance sheet.

“Capitalized Interest Account” means the account by that name established within the Project Fund pursuant to the Indenture.

“Certificate” means a certification in writing required or permitted by the provisions of this Lease or the Indenture signed and delivered to the Trustee or other proper person or persons.  If and to the extent required by the provisions of Section 1.02 of the Indenture, each Certificate shall include the statements provided for in said Section 1.02.

“Certified Resolution” means a copy of a resolution of the City Council, certified by the City Clerk to have been duly adopted by said City Council and to be in full force and effect on the date of such certification.

“City” means the City of Lamberton, a Minnesota municipal corporation, its successors and assigns.

“City Council” or “Council” means the Lamberton City Council, or its successor as governing body of the City.

“Closing Date” means the date on which the Series 2008 Bonds are delivered to the Original Purchaser thereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Highwater Ethanol, LLC, a Minnesota limited liability company, its successors and assigns.

“Contractual Subordinated Debt” means Subordinated Debt which is subordinated to the FNBO Loan, the Bonds and Additional Secured Indebtedness under a written subordination agreement.

“Construction Contract” means any and all contracts, written or oral, between the Company and any Contractor or any subcontractor and between any of the foregoing and any other person or entity relating in any way to the development, acquisition or installation of the Equipment, or any part thereof, including the performing of labor or the furnishing of standard or specially fabricated materials in connection therewith, as amended from time to time.

“Construction Period” the period between the beginning of construction of the Project or the date on which the Series 2008 Bonds are first delivered to the Original Purchaser, whichever is earlier, and the Completion Date.

“Contractors” means and includes any person or entity engaged to work on or to furnish labor, materials or supplies for the development, acquisition or installation of the Equipment, their successors and assignees.

“Debt Payments” means all scheduled payments due with respect to the FNBO Loan, the Bonds and any Additional Secured Indebtedness.

“Debt Service Coverage Ratio” means, for any period, the ratio of EBITDA to interest expense and scheduled principal payments payable during such period in respect of the FNBO Loan, the Bonds and any Additional Secured Indebtedness existing at the time the calculation is made.

“Default” means default by the City in the performance or observance of any of the covenants, agreements or conditions on its part contained in this Lease, or in the Series 2008 Bonds and Additional Bonds outstanding hereunder, exclusive of any notice or period of grace required for a default to constitute an “event of default” as hereinafter provided.

“Determination of Taxability” means the issuance of a statutory notice of deficiency by the Internal Revenue Service, or a ruling of the National Office or any District Office, or a final decision by any court of competent jurisdiction that interest on the Bonds is includible in the gross income of the recipient under Section 103 and related Sections of the Internal Revenue Code and regulations thereunder as in effect at the date of issuance of the Series 2008 Bonds, for any reason other than a change of law or that the Holder is a substantial user or a related person under Section 147(a), provided that the period for a contest or appeal, if any, of such action, ruling or decision has expired without any such appeal or contest having been instituted, or, if instituted, such contest or appeal has been unsuccessfully concluded.

“Disbursing Agreement” means the Disbursing Agreement dated April 1, 2008, entered into among the Company, the Trustee and FNBO, Homestead Escrow and Exchange Company, as disbursing agent, and Dakota Homestead Title Insurance Company (the “Title Company”).

“EBITDA” means for any period, an amount determined in accordance with GAAP, equal to (a) Net Income for such period, plus (b) to the extent deducted in determining Net Income for such period, the sum of (1) interest expense, (2) depreciation and amortization and (3) all other non-cash charges, in each case for such period.

“Equipment” or “Items” means the equipment described in Exhibit A hereto, and any additional equipment described in a Lease Supplement, together with any and all accessories from time to time incorporated therein or installed thereon.

“Equipment Account” means the account by that name established within the Project Fund pursuant to the Indenture.

“Equipment Costs” means the costs described in Section 3.2 hereof.

“Event of Default” means an Event of Default described in Section 9.1 of this Lease which has not been cured.

“Excess Cash Flow” means Adjusted EBITDA less scheduled payments to FNBO and the Bond Trustee and approved debt and capital expenditures.

“Fair Market Value Purchase Price” means an amount be determined on the basis of, and shall be equal in amount to, the value which would be agreed to in an arm’s-length transaction between an informed and willing buyer (other than a buyer currently in possession) and an informed and willing seller, under no compulsion to buy or sell.

“Fixed Charge Coverage Ratio” means Adjusted EBITDA compared to all Debt Payments of the Company.

“FNBO” means First National Bank of Omaha, a national bank.

“FNBO Loan” means the loans from FNBO to the Company in the aggregate authorized amount of $64,402,000 made under the FNBO Loan Documents, and any refinance, extensions, renewals, modifications or substitutions thereof.

“FNBO Loan Agreement” means the Construction Loan Agreement dated April 24, 2008 between FNBO and the Company.

“FNBO Loan Documents” means the FNBO Loan Agreement, the FNBO Note, the FNBO Mortgage, the FNBO Security Agreement and amendments and supplements thereto.

“FNBO Mortgage” means the Construction Loan Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement dated April 24, 2008 from the Company to FNBO to secure the FNBO Loan.

“FNBO Note” means the Note and other instruments executed by the Company to evidence its obligations under the FNBO Loan Documents, and any refinance, extensions, renewals, modifications or substitutions thereof.

“FNBO Security Agreement” means the Security Agreement dated April 24, 2008 between the Company and FNBO to secure the FNBO Loan.

“Goodwill” means assets of the Company designated as goodwill or its balance sheet under generally accepted accounting principles.

“Guaranty” means the Guaranty dated as of April 1, 2008 executed by the Company to the Trustee to guaranty payment of the principal and interest on the Bonds when due.

“Holder,” “Bondholder” or “owner” whenever employed herein with respect to a Bond means the person in whose name such Bond shall be registered.

“Indenture” means the Trust Indenture between the City and U.S. Bank National Association, as Trustee, dated as of April 1, 2008, under which the Bonds are authorized to be issued, and including any amendments or supplements thereto.

“Independent,” when used with reference to an attorney, engineer, architect, certified public accountant, consultant or other professional person, means a person who (i) is in fact independent, (ii) does not have any material financial interest in the Company or the transaction to which his Certificate or opinion relates (other than payment to be received for professional services rendered), and (iii) is not connected with the City or the Company as an officer, director or employee.

“Independent Counsel” means an Independent attorney duly admitted to practice law before the highest court of any state.

“Independent Engineer” means an Independent engineer or engineering firm or an Independent architect or architectural firm qualified to practice the profession of engineering or architecture under the laws of Minnesota.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of April 24, 2008, entered into between the Trustee and FNBO.

“Interest Payment Date” means, with respect to the Bonds, June 1 and December 1 of each year, commencing December 1, 2008.

“Internal Revenue Code” or “Code” means the Internal Revenue Code of 1986, as amended.

“Issuance Expense Account” means the account by that name established within the Project Fund pursuant to the Indenture.

“Item” or Item of Equipment” means any such item of equipment.

“Land” means the land and interests in land constituting the site of the Plant as described in Exhibit A to the Bond Mortgage, less any portion of the Land released in accordance with the provisions of the Bond Mortgage.

“Lease Payments” means the payments made or to be made by the Company pursuant to Section 4.2 and 4.3 of this Lease.

“Leveraged Ratio” means the ratio of Total Liabilities to Tangible Book Equity.

“Liabilities” means all indebtedness, obligations and other items properly treated as liabilities on the balance sheet of the Company under generally accepted accounting principles.

“Net Income” means, for any period, the net income (or loss) of Company for such period determined in accordance with generally accepted accounting principles, but excluding therefrom (to the extent otherwise included therein) (a) any extraordinary gains or losses, (b) any gains attributable to write-ups of assets, (c) any equity interest in the un-remitted earnings of any Person that is not a subsidiary of the Company, and (d) any income (or loss) of any Person accrued prior to the date it becomes a subsidiary of, or is merged into or consolidated with, the Company on the date that such Person’s assets are acquired by the Company.

“Net Proceeds” means, when used with respect to proceeds of insurance or a condemnation award, moneys received or receivable by the Company, as owner, or the Trustee, as secured party, of the Plant, less the cost of recovery (including attorneys’ fees) of such moneys from the insuring company or the condemning authority.

“Net Worth” means the aggregate of the owners’ equity in the Company, determined in accordance with generally accepted accounting principles.

“Opinion of Counsel” means a written opinion of counsel (who need not be Independent Counsel unless so specified) appointed by the Company or the City and acceptable to the Trustee or appointed by the Trustee.  If and to the extent required by the provisions of Section 1.02 of the Indenture, each Opinion of Counsel shall include the statements provided for in said Section 1.02.

“Optional Redemption Fund” means the Optional Redemption Fund established under Section 5.02 of the Indenture.

“Original Purchaser” means Northland Securities, Inc.

“Outstanding” or “outstanding” when used as of any particular time with reference to Bonds means (subject to the provisions of Section 9.03 of the Indenture pertaining to Bonds held by the City and the Company) all Bonds theretofore authenticated and delivered by the Trustee under the Indenture except:  (i) Bonds theretofore cancelled by the Trustee or surrendered to the Trustee for cancellation; (ii) Bonds for the payment or redemption of which funds or direct obligations of or obligations fully guaranteed by the United States of America in the necessary amount shall have theretofore been deposited with the Trustee (whether upon or prior to the maturity or the redemption date of such Bonds), provided that if such Bonds are to be redeemed prior to the maturity thereof, notice of such redemption shall have been given pursuant to Article III of the Indenture, or provision satisfactory to the Trustee shall have been made for the giving of such notice; and (iii) Bonds in lieu of or in substitution for which other Bonds shall have been authenticated and delivered by the Trustee pursuant to the terms of Section 2.07 of the Indenture pertaining to replacement of Bonds.

“Permitted Encumbrances” means, as of any particular time, (i) liens for ad valorem taxes and special assessments not then delinquent, (ii) utility, access and other easements and rights-of-way, mineral rights, restrictions and exceptions that an Independent Engineer certifies will not interfere with or impair the use of or operations being conducted in the Plant, (iii) such minor defects, irregularities, encumbrances, easements, rights-of-way and clouds on title as normally exist with respect to properties similar in character to the Plant and as do not in the aggregate, in the opinion of Independent Counsel, materially impair the property affected thereby for the purposes for which it was acquired or is held by the Company, (iv) the Bond Mortgage, (v) any mortgage lien or security interest granted by Company in connection with incurring Permitted Parity Indebtedness permitted under this Bond Lease, (vi) any mortgage lien superior to the lien of the Mortgage granted by the Company in connection with the FNBO Loan or Additional Secured Indebtedness, (vii) this Bond Lease, and (viii) those additional encumbrances identified in Exhibit B to the Bond Mortgage or permitted under the FNBO Documents.

“Person” means any individual, corporation, business trust, association, company, partnership, joint venture, governmental authority or other entity.

“Plant” means the 50 million gallon per year nameplate capacity ethanol production facility to be constructed, equipped and operated on the Land by the Company, as it may exist from time to time.

“Principal Payment Dates” means, with respect to the Bonds, December 1 of each year, commencing December 1, 2015.

“Project” means the Project described in Exhibit C hereto.

“Project Fund” means the Project Fund established under Section 4.02 of the Indenture.

“Qualified Investments” means investments authorized by the Act and described in Section 5.05 of the Indenture.

“Redeem” or “redemption” means and includes “prepay” or “prepayment” as the case may be.

“Reserve Fund” means the Reserve Fund established under Section 5.03 of the Indenture.

“Reserve Requirement” means an amount equal to $1,518,000, plus any amount required to be deposited in the Reserve Fund in connection with the issuance of Additional Bonds.

“Responsible Officer” of any Trustee hereunder means and includes the Chairman of the board of directors, the president, every vice president, every assistant vice president, the cashier, every assistant cashier, every corporate trust officer, and every officer and assistant officer of such trustee, other than those specifically above mentioned, to whom any corporate trust matter is referred because of his knowledge of, and familiarity with, a particular subject.

“Series 2008 Bonds” means the City of Lamberton Solid Waste Facilities Revenue Bonds, Series 2008A (Highwater Ethanol, LLC Project), authorized by the Indenture and the Resolution, and described in Section 2.01 of the Indenture.

“Sinking Fund” means any Sinking Fund established under Section 3.08 of the Indenture.

“Subordinated Debt” means indebtedness of the Company other than the FNBO Loan, the Bonds and Additional Secured Indebtedness.

“Tangible Book Equity” means Net Worth plus Contractual Subordinated Debt minus Goodwill.

“Tangible Net Worth” means Net Worth less all intangible assets as determined in accordance with generally accepted accounting principles.

“Tax Distributions” means cash distributions to each or any of the Company’s members in an amount not exceeding such member’s estimated federal, state and local income tax liability, after application of allowable credits, with respect to the Company’s income, gain or earnings.

“Total Debt Service Coverage Ratio” means, for any period, the ratio of EBITDA to interest expense and scheduled principal payments payable during such period in respect of the FNBO Loan, any Additional Secured Indebtedness and any amounts owing under this Bond Lease existing at the time the calculation is made.

“Total Liabilities” means all Liabilities minus Contractual Subordinated Debt.

“Trustee” means the trustee at the time serving as such under the Indenture.

“Trust Estate” means the interest of the City in the Bond Lease assigned under Granting Clause I of the Indenture; the revenues, moneys, investments, contract rights, general intangibles and instruments and proceeds and products and accessions thereof as set forth in Granting Clause II of the Indenture; and additional property held by the Trustee pursuant to Granting Clause III of the Indenture, including the interests of the Trustee under the Bond Mortgage.

“Working Capital” means current assets (including any amount available under the Variable Portion of the FNBO Loan at the time of determination), less investments in or other amounts due from any member, employee or affiliate of the Company and less prepayments, less current liabilities.

“Working Capital Expenses” means expenses which are working capital expenditures within the meaning of Treas. Reg. § 1.150-1(b) except expenses meeting the exceptions set forth in Treas. Reg. § 1.148-6(d) (3)(ii).

Section 1.2.  Exhibits.  The following Exhibits are attached to and by reference made a part of this Bond Lease:

(1)           Exhibit A:  the Equipment;

(2)           Exhibit B:  location of the Plant;

(3)           Exhibit C:  description of the Project.

Section 1.3.  Company’s Acts.  Where the Company is permitted or required to do or accomplish any act or thing hereunder, the Company may cause the same to be done or accomplished by a third party selected by the Company with the same force and effect as if done or accomplished by the Company.

Section 1.4.  Rules of Interpretation.

(1)           This Bond Lease shall be interpreted in accordance with and governed by the laws of the State of Minnesota.

(2)           The words “herein” and “hereof” and “hereunder” and words of similar import, without reference to any particular section or subdivision, refer to this Bond Lease as a whole rather than to any particular section or subdivision of this Bond Lease.

(3)           References in this Bond Lease to any particular article, section or subdivision hereof are to the designated article, section or subdivision of this Bond Lease as originally executed.

(4)           All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles; and all computations provided for herein shall be made in accordance with generally accepted accounting principles consistently applied and applied on the same basis as in prior years.

(5)           The Table of Contents and titles of articles and sections herein are for convenience only and are not a part of this Bond Lease.

(6)           Unless the context hereof clearly requires otherwise, the singular shall include the plural and vice versa and the masculine shall include the feminine and vice versa.

(7)           Articles, sections, subsections and clauses mentioned by number only are those so numbered which are contained in this Bond Lease.

(8)           For purposes of this Bond Lease and the Indenture, a Petition in Bankruptcy shall be deemed dismissed only if either (a) the petition is dismissed by order of a court of competent jurisdiction and no further appeal rights exist from such order or (b) the Company notifies the Trustee that such a dismissal has occurred.

(9)           Any opinion of counsel required hereunder shall be a written opinion of such counsel.

(10)         References to the Bonds as “tax-exempt” or to the “tax-exempt status of the Bonds” are to the exclusion of interest from gross income pursuant to Section 103(a) of the Internal Revenue Code of 1986, except during any period the Bonds are held by a Substantial User or Related Person, irrespective of such forms of taxation as the alternative minimum tax or branch profits tax on foreign corporations, as is consistent with the approach taken in Section 59(i) of the Code.

ARTICLE II

REPRESENTATIONS OF CITY AND COMPANY

Section 2.1.  Representations by the City.  The City makes the following representations and warranties as the basis for its covenants herein:

(1)           The City is a duly organized and existing political subdivision pursuant to the laws of the State of Minnesota and is issuing the Series 2008 Bonds to finance the costs of the Project pursuant to the Act;

(2)           The issuance and sale of the Series 2008 Bonds, the execution and delivery of this Bond Lease and the Indenture, and the performance of all covenants and agreements of the City contained in this Bond Lease and the Indenture have been duly authorized by a resolution of the governing body of the City adopted at a meeting thereof duly called and held on March 24, 2008, by the affirmative vote of not less than a majority of its members;

(3)           There is not pending any suit, action or proceeding against the City before or by any court, arbitrator, administrative agency or other governmental authority which materially and adversely affects the validity, as to the City, of this Bond Lease or the Indenture, any of its obligations hereunder or thereunder or any of the transactions contemplated hereby or thereby;

(4)           No public official of the City has either a direct or indirect financial interest in this Bond Lease nor will any public official either directly or indirectly benefit financially from this Bond Lease;

Section 2.2.  Representations by the Company.  As of the date hereof, the Company makes the following representations and warranties as the basis for its covenants herein:

(1)           The Company is a limited liability company validly formed under the laws of the State of Minnesota, is duly authorized to conduct its business in the State of Minnesota, has power to enter into this Bond Lease and to use the Equipment for the purpose set forth in this Bond Lease and by proper action has authorized the execution and delivery of this Bond Lease and has approved the Indenture;

(2)           The execution and delivery of this Bond Lease, the consummation of the transactions contemplated thereby, and the fulfillment of the terms and conditions thereof do not and will not conflict with or result in a breach of any of the terms or conditions of the Company’s Articles of Organization or Operating and Member Control Agreement, any restriction or any agreement or instrument to which the Company is now a party or by which it is bound or to which any property of the Company is subject, and do not and will not constitute a default under any of the foregoing, or be in violation of any order, decree, statute, rule or regulation of any court or any state or federal regulatory body having jurisdiction over the Company or its properties, including the Project, and do not and will not result in the creation or imposition of any lien, charge or encumbrance of any nature upon any of the property or assets of the Company contrary to the terms of any instrument or agreement to which the Company is a party or by which it is bound;

(3)           This Bond Lease has been duly and validly authorized, executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, usury or other similar laws affecting the rights of creditors generally, equitable principles relating to the availability of remedies and principles of public or governmental policy limiting the enforceability of the indemnification and contribution provisions;

(4)           All orders and approvals of any court or governmental or regulatory agency or body required with respect to the Company for the execution, delivery and performance by the Company of this Bond Lease as of the date hereof have been received and will be in effect prior to the Closing Date, and, no further consent, approval, authorization or order of, or registration with, any court or governmental or regulatory agency or body is required with respect to the Company;

(5)           The Company has received an executed counterpart of the Indenture and hereby consents to and approves of the provisions thereof;

(6)           The information relating to the Project and use of the proceeds of the Bonds furnished by the Company in writing to Faegre & Benson LLP, as Bond Counsel, in connection with the issuance of the Bonds, is true and correct in all material respects;

(7)           The Company does not, as of the date of issuance of the Series 2008 Bonds, reasonably expect any use of moneys derived from the proceeds of the Series 2008 Bonds or any investment or reinvestment thereof or from the sale of the Project which would cause the Series 2008 Bonds to be classified as “arbitrage bonds” within the meaning of Section 148 of the Code;

(8)           The information provided by and on behalf of the Company to Faegre & Benson LLP for the purpose of establishing that Equipment constitutes and will constitute solid waste disposal facilities within the meaning of Section 142 (a) (6) of the Code is true and correct (which Equipment consists of those Items described in Exhibit A hereto as such Exhibit A is from time to time amended or supplemented in accordance with Section 3.2), and the Company shall not consent to any changes in the use of the Equipment in the Project which would adversely affect the qualification of the Equipment as a “project” under the Act or adversely affect the tax-exempt status of the Series 2008 Bonds;

(9)           The Company will cooperate with the City in filing or causing to be filed with the United States Department of Treasury the information required by Section 149(e) of the Code;

(10)         There is no litigation or proceeding pending, or to the knowledge of the Company threatened, against the Company which could adversely affect the validity of this Bond Lease or the ability of the Company to comply with its obligations under this Bond Lease or the Indenture; and

(11)         To the best of Company’s knowledge, no public official of the City has either a direct or indirect financial interest in this Bond Lease nor will any public official either directly or indirectly benefit financially from this Bond Lease.

Concurrently with the Closing Date, the Company shall execute and deliver a certificate reaffirming the foregoing representations, warranties and agreements as of the Closing Date.

ARTICLE III

COMPLETION OF PROJECT

Section 3.1.  Development, Acquisition and Installation of Equipment and Completion of Project by Company.  In connection with the acquisition and installation of the Equipment and completion of the Project, the Company represents and covenants as follows:

(1)           Completion.  The Company will complete the development, acquisition and installation of the Equipment and the Project as promptly as practicable with all reasonable dispatch in accordance with the plans and specifications and in any event no later than August 1, 2009, except only as completion may be delayed by strikes, riots or acts of God or the public enemy, shortages of materials or supplies or any other reason beyond the reasonable control of the Company, for which a reasonable extension of time of completion shall be granted as determined by the City, provided that if the Project is not completed by that date there shall be no resulting liability on the part of the City and no abatement or diminution in the payments required to be made by the Company under Article IV hereof.

(2)           Insurance.  The Company will cause adequate insurance to be procured and maintained during construction of the Project which insurance shall name the Trustee as loss payee, as its interest may appear.

(3)           Plan Changes.  The Company may make, authorize or permit changes or amendments in the components of the Project or may determine not to complete any portion of the Project for which Bond proceeds (and investment income thereon) are available, or may finance such portion of the Project from any other source; provided, however, that Series 2008 Bond proceeds (and investment income thereon) otherwise allocable to Equipment must be used either (i) to pay the costs of other Items of Equipment, (ii) to pay the cost of other solid waste disposal facilities qualifying under the Act and the Code, subject to the provisions of this Section and with the approval of the City, or (iii) to pay or redeem principal on the Series 2008 Bonds in accordance with the provisions of this Bond Lease, the Indenture and the Bond Resolution, provided that in the case of (ii) or (iii), the Company shall have received an Opinion of Bond Counsel to the effect that such application will not affect the tax exempt status of interest on the Series 2008 Bonds.  If the Company determines not to acquire and install any item of Equipment or to fund such Equipment from any other source, such portion of the Project shall no longer be deemed to be within the meaning of the term “Equipment” for any purpose of this Bond Lease or the Indenture.

Section 3.2.  Payment of Costs by Company.  The Company agrees that it will provide any and all money required for the prompt and full payment of all sums required to complete the Project, including all of the following items which the City agrees will be reimbursable from Bond proceeds to the extent and in the manner provided in Sections 3.5 and 3.6 and subject to the provisions of the Act:

(1)           the expenses incurred and to be incurred in connection with the development, acquisition and installation of the Equipment, including but not limited to the contract price of all labor, services, materials, supplies and equipment furnished under any Construction Contract for installation of the Equipment or otherwise incurred in connection therewith, and all fees required for recording all financing statements and any title documents relating to the Indenture;

(2)           the expense of preparation of the plans and specifications for the Equipment, including utilities, and all other facilities necessary or desirable in connection therewith, and all other architectural, engineering and supervisory services incurred and to be incurred in the planning, acquisition and installation of the Equipment;

(3)           All legal (including Bond Counsel and counsel to the Company, City, Trustee and Original Purchaser), abstractors’, financial and accounting fees and expenses, administrative and rating agency fees (if any), printing and engraving costs and other expenses incurred and to be incurred on or before or in connection with the Completion Date with respect to (i) the establishment of ownership to the Equipment, (ii) the authorization, sale and issuance of the Series 2008 Bonds, (iii) the preparation of this Bond Lease, the Indenture and all other documents necessary to the Bond Closing or required by this Bond Lease, the Indenture or the Bond Resolution;

(4)           premiums on all insurance (including any title insurance) required to be taken out and maintained during the period before the Completion Date;

(5)           all expenses incurred in seeking to enforce any remedy against any Contractor, or any subcontractor or any supplier with respect to any default under any contract with such person;

(6)           all recording fees and other taxes, charges and assessments and license and registration fees of every nature whatsoever incurred and to be incurred in connection with development, acquisition or installation of the Equipment, including the financing thereof;

(7)           the cost of all other labor, services, materials, supplies and equipment necessary to complete the development, construction, acquisition and installation of the Equipment;

(8)           all fees and expenses of the Trustee and Paying Agent under the Indenture or Bond Resolution that become due on or before the Completion Date or in connection with the establishment of the Completion Date;

(9)           all interest accruing on money borrowed by the Company for temporary financing of Equipment Costs, including interest accruing on the Series 2008 Bonds during the development, acquisition and installation period (which period for purposes of this subsection will be deemed to be and for the Equipment or any portion thereof no later than the date on which the Project is placed in service) and for six (6) months thereafter;

(10)         All other expenses which under generally accepted accounting principles constitute necessary capital expenditures for the development, acquisition and installation of the Equipment or issuance of the Series 2008 Bonds not including working capital or expendable supplies (all of which are nevertheless to be supplied by the Company from its own funds without reimbursement);

(11)         all advances, payments and expenditures made or to be made by the City, the Trustee, the Company and any other person with respect to any of the foregoing expenses.

All Equipment Costs may be paid or reimbursed from moneys available in the Project Fund to the extent and in the manner permitted in Sections 3.5 and 3.6 hereof.  If, however, such moneys are insufficient to pay in full Equipment Costs payable therefrom or are otherwise unavailable to pay any Equipment Costs, the Company shall nevertheless promptly pay so much of such Costs as may be in excess of such moneys available in the Project Fund.  The Company shall not by reason of the payment of such excess Costs be entitled to any reimbursement from the City in excess of any moneys available therefore in the Project Fund or for any abatement or diminution of the Basic Payments or Additional Charges.

Section 3.3.  Authorization by City.  In accordance with the Act, the Company is authorized by the City, and the Company, pursuant to such authorization, agrees:

(1)           to acquire and install the Equipment as provided in Section 3.1, upon the Land or in the Plant;

(2)           to make, execute, acknowledge and deliver any contracts, orders, receipts, writings and instructions, with any other persons, firms or corporations, and in general to do all things which may be requisite or proper for acquiring and installing the Equipment and establishing the City as the owner of the Equipment;

(3)           pursuant to the provisions of this Bond Lease, to pay all fees, costs and expenses incurred in the development, acquisition, construction and installation of the Project from funds made available therefore in accordance with this Bond Lease or otherwise, subject to the right to contest such fees, costs and expenses; and

(4)           so long as the Company is not in default under any of the provisions of this Bond Lease, to exercise all authority hereby conferred, which is granted and conferred irrevocably to the Completion Date and thereafter until all activities in connection with the development, acquisition, construction and installation of the Project shall have been completed.

Neither the authorization granted in this Section nor any other provision of this Bond Lease shall be construed as making the Company an agent or joint venturer with the City.

Section 3.4.  Issuance of Bonds.  The City has contracted for the sale of the Series 2008 Bonds authorized by the Indenture, and the Company has and does approve the terms of the Indenture.  Forthwith upon execution of this Bond Lease and the Indenture, or as soon thereafter as practicable, the City will execute the Series 2008 Bonds and cause them to be authenticated by the Trustee and delivered to the Original Purchaser upon payment of the purchase price and filing with the Trustee of the opinion of Bond Counsel as to the legality of the Bonds and the furnishing of all other documents required by this Bond Lease and the Indenture to be furnished before delivery.  The City will then cause the proceeds of the Bonds to be transmitted to the Trustee, who is required by the Indenture to deposit the same into the Project Fund and the Reserve Fund.

Section 3.5.  Disbursements from Project Fund.

(1)           The City has in the Indenture authorized and directed the Trustee to disburse the proceeds of the Series 2008 Bonds from the Project Fund upon the direction of the Company in accordance with the Disbursing Agreement, in payment or reimbursement of all items of Cost enumerated in Section 3.2 and certified in writing by the Company Representative to be due and payable or to have been paid by the Company to the persons entitled thereto.

(2)           In no event shall:

(a)           any Series 2008 Bond proceeds be used to reimburse for the payment of the acquisition of any property other than land (or an interest therein) unless the first use of such property is pursuant to such acquisition;

(b)           twenty-five percent (25%) or more of Series 2008 Bond proceeds be used to reimburse for the payment of the acquisition of land;

(c)           any Series 2008 Bond proceeds, including earnings thereon, be used to pay or reimburse for the payment of Working Capital Expenses;

(d)           any amounts be disbursed from the Equipment Account until all conditions of the disbursements of funds under the Disbursing Agreement have been satisfied; or

(e)           any amounts be disbursed from the Equipment Account for payment or reimbursement for the cost of any Item of Equipment in excess of the percentages of the Costs of such Item which is eligible to be paid from the proceeds of Bonds, as such percentage is listed in Exhibit A or as may otherwise be approved by Bond Counsel.

(3)           The Equipment Costs described in Section 3.2, (3), (8) and (9) hereof may be paid or reimbursed in full upon receipt by the Trustee of any statement of the payee covering such expenses endorsed by the payee and approved by the Company Representative, or, with respect to fees of Bond Counsel, the City’s counsel, Company’s counsel, Trustee’s counsel, or other fees of the Trustee or City or bond printing expenses, the City, with the reasonable consent of the Company from the Issuance Expense Account and the Capitalized Interest Account.  With respect to all other Equipment Costs, each certificate of the Company Representative shall be approved by or on behalf of FNBO and contain the following additional information:

(a)           the amount and nature of each item of Cost and the name and address of the payee, with the payee’s statement and, if reimbursement is requested, evidence of payment thereof attached, which evidence of payment may be either copies of a canceled check, lien waiver, invoice marked paid by the payee or other evidence satisfactory to the Trustee;

(b)           a statement that the amount for which payment reimbursement is requested does not exceed the amount properly allocable to the Equipment or the portion of the Cost thereof listed in Exhibit A;

(c)           evidence establishing that the City is, or upon acquisition and installation of the Items of Equipment for which payment or reimbursement is requested will be, the owner of such Items of Equipment;

(d)           a statement that all other conditions set forth in the Section 3.5(2) and (3) have been fully satisfied; and

(e)           a statement that all Equipment Costs then and theretofore certified for payment or reimbursement from bond proceeds in the Project Fund do not cause the average maturity of the Series 2008 Bonds to exceed one hundred twenty percent (120%) of the average reasonably expected economic life of all of the facilities financed with the proceeds of the Series 2008 Bonds.

Section 3.6.  Establishment of Completion Date and Use of Excess Proceeds.

(1)           The Completion Date shall be that date on which the Trustee shall acknowledge receipt of the following items, which the Company shall furnish to the Trustee no later than thirty (30) days after completion of the Project:

(A)          a certificate signed by the Company Representative and stating that to its knowledge (i) the development, acquisition and installation of the improvements, equipment and all other facilities comprising the Project have been completed in substantial conformity with the plans and specifications, (ii) the entire cost of the

Project has been paid and (iii) the Project conforms to all applicable zoning (by special use permit or otherwise), planning and building regulations and laws, and pollution control laws and regulations and is suitable and sufficient for efficient operation of the Plant;

(B)           an executed copy of any supplement to this Bond Lease necessary to specifically identify the Equipment actually purchased from the proceeds of the Series 2008 Bonds and installed in the Plant or on the Land.

(2)           On the Completion Date, any balance remaining in the Project Fund, after disbursement has been made as provided in Section 3.5 hereof, shall be transferred from the Project Fund by the Trustee to the Bond Fund and shall be used to redeem the largest possible principal amount of Bonds on the earliest possible date that Bonds may be optionally redeemed by the Company in accordance with Section 3.01 of the Indenture.

Section 3.7.  Warranties.  The Company acknowledges that it has selected the Equipment based upon its own judgment and without reliance on any statement or representation by the City.  THE CITY MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE EQUIPMENT, EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF THE CITY, EXPRESS OR IMPLIED, AS TO (A) THE FITNESS FOR ANY PARTICULAR PURPOSE AND MERCHANTABILITY OF ANY ITEM OF EQUIPMENT, (B) THE DESIGN OR CONDITION OF, OR THE QUALITY OF THE MATERIAL OR WORKMANSHIP IN, THE EQUIPMENT, (C) ANY LIABILITY FOR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF OR THE INABILITY TO USE THE EQUIPMENT, AND (D) ANY OTHER MATTER WHATSOEVER, IT BEING AGREED THAT ALL SUCH RISKS, AS BETWEEN THE CITY AND THE COMPANY, ARE TO BE BORNE BY THE COMPANY.  THE COMPANY ACKNOWLEDGES THAT THE CITY DID NOT MANUFACTURE THE ITEMS AND THAT THE COMPANY ACCEPTS THE ITEMS BASED UPON ITS OWN INDEPENDENT JUDGMENT AND EXPRESSLY DISCLAIMS ANY RELIANCE ON STATEMENTS MADE BY THE CITY OR ITS AGENTS.

CITY HEREBY ACKNOWLEDGES THAT ANY MANUFACTURER’S, INSTALLER’S, DESIGNER’S, ENGINEER’S, CONTRACTOR’S AND/OR SELLER’S WARRANTIES ARE FOR THE BENEFIT OF BOTH CITY AND COMPANY, NOTWITHSTANDING THE FOREGOING, AND PROVIDED COMPANY IS NOT IN DEFAULT UNDER THIS BOND LEASE, CITY SHALL MAKE AVAILABLE TO COMPANY ALL WARRANTIES, GUARANTIES, AND INDEMNITEES WITH RESPECT TO EQUIPMENT.  The City hereby assigns to the Company all warranties, guaranties and indemnities, express or implied, and similar rights which the City may have against any designer, manufacturer, installer, seller, engineer, contractor or builder in respect of any of the Equipment, including, but not limited to, any rights and remedies existing under contract or pursuant to the uniform Commercial Code and hereby appoints and constitutes the Company as its agent during the term of this Bond Lease to assert and enforce, from time to time, in the name and for the account of the Company and the City, as their interests may appear, but in all cases at the sole cost and expense of the Company, whatever claims and rights the City may have as owner of the Equipment against the designer, manufacturer, installer, seller, engineer, contractor or builder or any other person in connection with the development, acquisition, construction, installation or any other aspect of the Equipment or the Project; provided, however, that if at any time an Event of Default shall have occurred and be continuing, the City may assert and enforce such claims and rights at the Company’s sole cost and expense.  Company’s delivery to the City of an acceptance certificate signed by the Company or delivery by the City or the manufacturer to the City of an inspection or acceptance certificate the Company’s representative gave to the manufacturer shall be conclusive evidence as between the Company and the City only that all Items of Equipment described therein are in all the foregoing respects satisfactory to the Company; provided, however, that neither the manufacturer nor any party other than the City , its successors and assigns may rely on the foregoing.  So long as no Event of Default has occurred and is continuing, the City agrees, to the extent they are assignable, to assign to the Company, without any recourse to the City, any warranty received by the City.

ARTICLE IV

USE, OCCUPANCY, BASIC PAYMENTS AND

ADDITIONAL CHARGES

Section 4.1.  Possession and Use.  The Company shall have sole and exclusive possession, use and control of the Equipment, subject-to the right of the City to enter the Land and the Plant as contemplated in Article IX hereof for the purpose of inspection, and covenants and agrees that it will not take any action other than pursuant to Article IX hereof to prevent the Company from having quiet and peaceable possession and enjoyment of the Project during the Term of this Bond Lease, and will, at the request and expense of the Company, cooperate with the Company to secure such possession and enjoyment.  The City agrees that it will not make, do, execute or suffer any act or thing whereby its interest in any property now or hereafter included as part of the Equipment shall or may be impaired, charged or encumbered in any manner whatsoever; any impairment, charge or encumbrance created in violation of this covenant shall be void and of no effect, unless the Company and the Trustee shall have consented in writing to its creation.  The Company accepts possession of the Equipment on the date of its acceptance thereof.  Its right of possession shall continue until the Term of this Bond Lease expires or is terminated as provided herein.  The Company shall have the right to use and shall use the Equipment throughout the Term of this Bond Lease only as solid waste disposal facilities as contemplated by Section 142(a)(6) of the Code and in conformity with the policies and purposes of the Act.

Section 4.2.  Basic Payments.  Subject to the Company’s right of prepayment granted in Section 8.2, the Company agrees to pay or cause to be paid rent for the use of the Equipment as follows:

(1)           The Company shall pay or cause to be paid to the Trustee for the account of the City an amount equal to the aggregate principal amount of the Bonds Outstanding and, as interest on its obligation to pay such amount, an amount equal to interest on the Bonds, such amounts to be paid in installments commencing November 25, 2008, on the 25th day of each month, (A) as to interest, one-sixth of the amount of interest payable on the next following Interest Payment Date, (B) as to principal, commencing November 25, 2009, in an amount equal to one-twelfth of the principal scheduled to become due on the next Principal Payment Date and (C) following payment of the FNBO Loan, for deposit in the Mandatory Sinking Fund Redemption Fund, 25% of Excess Cash Flow, and in any event shall pay such amounts as may be necessary to pay the principal, interest and redemption price of the Bonds when due, all in order that the City can cause amounts to be deposited in the Bond Fund and Sinking Fund for the payment of the principal of, premium, if any, and interest on the Bonds, whether at maturity, upon redemption or otherwise; provided, however, that the obligation of the Company to make any such payment hereunder shall be reduced by the amount of any reduction under the Indenture of the amount of the corresponding payment required to be made by the City thereunder.

(2)           The Company shall provide for the payment of the principal of the Bonds, upon maturity, redemption or acceleration, and provide for payment of the interest on the Bonds to the Trustee when due.  The Company hereby authorizes and directs the Trustee to draw moneys in accordance with the provisions of the Indenture to the extent necessary to pay the principal of and interest on the Bonds when due.  All moneys drawn from the Capitalized Interest Account to pay the interest on the Bonds shall be credited against the obligation of the Company to make Basic Payments.

(3)           Upon the occurrence of a “Determination of Taxability” the Company shall make the payment described in Section 7.8 hereof.

Section 4.3.  Additional Charges.  The Company agrees to pay as additional rent, when due, each and all of the following:

(1)           all Issuance Expenses of the Bonds not paid or reimbursed from the issuance Expense Account;

(2)           to or upon the order of the Trustee, when due, all fees of the Trustee for services rendered under the Indenture and all fees and charges of the Paying Agent, registrars, legal counsel, accountants, engineers, public agencies and others incurred in the performance on request of the Trustee of services required under the Indenture for which the Trustee and such other persons are entitled to payment or reimbursement; provided that the Company may, without creating a default hereunder, contest in good faith the necessity or reasonableness of any such services, fees or expenses other than the Trustee’s fees for ordinary services as set forth in the Indenture, Paying Agency fees and any fees or charges of public agencies;

(3)           to the City, all expenses including reasonable attorney’s fees directly incurred by the City to perform its obligations or exercise its rights under this Bond Lease, and all other reasonable expenses incurred by the City in relation to the Project which are not otherwise required to be paid by the Company under the terms of this Bond Lease and all indemnity payments required to be made under Section 7.4;

(4)           subject to the provisions of Section 5.4 hereof, to the City Treasurer of City of Lamberton, and to any other governmental official authorized by law to collect taxes levied on the Land or Plant or the privilege of using the same, the full amount of all such taxes, if any, when due and payable during the Term of this Bond Lease; and

(5)           subject to the provisions of Section 5.4 hereof, to each public or private person, firm or corporation furnishing utility service or constructing or extending facilities for the furnishing of such service for the Project, when due and payable during the Term of this Bond Lease, all fees, charges and rentals for such service and facilities.

Section 4.4.  Company’s Obligations Unconditional.  All Basic Payments and Additional Charges and all other payments required of the Company hereunder shall be paid without notice or demand and without setoff, counterclaim, or defense for any reason and without abatement or deduction or defense.  The Company will not suspend or discontinue any such payments, and will perform and observe all of its other agreements in this Bond Lease, and, except as expressly permitted in Sections 7.8 and 8.4 hereof, will not terminate this Bond Lease for any cause, including but not limited to any acts or circumstances that may constitute failure of consideration, destruction or damage to the Plant, the Equipment or Company’s business, the taking of the Plant, the Equipment or Company’s business by condemnation or otherwise, the lawful prohibition of the Company’s use of the Plant, or Company’s business, the interference with such use by any private person or corporation, the invalidity or unenforceability or lack of due authorization or other infirmity of this Bond Lease, or lack of right, power or authority of the City to enter into this Bond Lease, eviction by paramount title, commercial frustration of purpose, bankruptcy or insolvency of the City or the Trustee, change in the tax or other laws or administrative rulings or actions of the United States of America or of the State of Minnesota or any political subdivision thereof, or failure of the City to perform and observe any agreement, whether express or implied or any duty, liability or obligation arising out of or connected with this Bond Lease, or for any other cause whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding, it being the intention of the parties hereto that the Basic Payments and other amounts payable by the Company hereunder shall be paid in full when due without any delay or diminution whatever.

Section 4.5.  Assignment of City’s Rights.  As security for the payment of the Bonds, the City will pledge the amounts payable hereunder and assign, without recourse or liability, to the Trustee, the City’s rights under this Bond Lease, including the right to receive payments hereunder (except the right to receive payments, if any, under Sections 4.2(2), 4.3, 7.4 and 9.5 hereof) and hereby directs the Company to make said payments directly to the Trustee.  The Company herewith assents to such assignment and will make payments under this Bond Lease directly to the Trustee without defense or setoff by reason of any dispute between the Company and the Trustee.

Section 4.6.  Company’s Remedies.  Nothing contained in this Article shall be construed to release the City from the performance of any of its agreements herein, and if the City should fail to perform any such agreements, the Company may institute such action against the City as the Company may deem necessary to compel the performance so long as such action for specific performance shall not violate the Company’s agreements in Section 4.4 or diminish or delay the amounts required to be paid by the Company pursuant to Section 4.2 or 4.3 of this Bond Lease.  The Company acknowledges however and agrees that any pecuniary obligation of the City created by or arising out of this Bond Lease shall be payable solely out of the proceeds derived from this Bond Lease, the sale of the Bonds, or other disposition of the Equipment upon a default by the Company or otherwise.

ARTICLE V

PROJECT COVENANTS

Section 5.1.  Project Operation and Maintenance.  The Company shall pay all expenses of the operation and maintenance of the Equipment including, but without limitation, adequate insurance thereon and insurance against all liability for injury to persons or property arising from the operation thereof, and all taxes and special assessments levied upon or with respect to the Equipment and payable during the Term of this Bond Lease.

Section 5.2.  Transfer of Company’s Leasehold Interest in the Equipment.  Subject to Section 8.1, and except as permitted in the FNBO Loan Documents, the Company shall not sublease, assign, transfer, grant a security interest in or otherwise encumber its interests in this Bond Lease or any Equipment, in whole or part, without the consent of the Trustee, which consent will not be unreasonably withheld or conditioned, except for the Permitted Encumbrances; provided, the Company, so long as an Event of Default has not occurred and is continuing, may sublease any items of Equipment not needed for operation of the Plant subordinate to this Bond Lease if the effect thereof would be to impair the validity or cause the interest on the Bonds to become includable in gross income for purposes of federal income taxation and the Company shall remain liable for rental and other obligations under this Bond Lease.

Section 5.3.  Alterations to the Equipment.  The Company shall have the right from time to time at its cost and expense, to make additions, modifications, alterations, improvements and changes (collectively referred to as “alterations”) in or to the Equipment, and remove obsolete or worn out Equipment, provided such alterations or removal do not impair the character of the Equipment as a “project” within the meaning of the Act or cause the interest on the Series 2008 Bonds to become includable in gross income for purposes of federal income taxation.  All alterations made by the Company to the Equipment shall become the property of the City and remain part of the Equipment, but subject to purchase by the Company under Section 8.4 hereof.

Section 5.4.  Taxes and Other Governmental Charges.  The Company will make promptly all payments due during the term of this Bond Lease on taxes and special assessments lawfully levied upon or with respect to the Land, the Plant and the Equipment, other charges lawfully made by any governmental body for public improvements, taxes or governmental charges on any property of the Company brought in or upon the Land or Plant, sales and other excise taxes on products thereof, and any taxes levied upon or with respect to income or profits from the operation of the Plant.  With respect to governmental charges that may lawfully be paid in installments over a period of years, with or without interest, the Company shall be obligated to pay only such installments and interest as are required to be paid during the term of this Bond Lease.  The Company may, at its own expense, in good faith, contest any such taxes and other charges and, in the event of such contest, may permit the items so contested to remain unpaid during the period of the contest and any appeal therefrom, provided that such contest does not affect the Company’s right to operate the Plant and the Equipment.

Section 5.5.  Insurance.  The Company shall procure and maintain, or cause to be procured or maintained, continuously in effect during the term of this Bond Lease, policies of insurance with respect to the Equipment insuring against such risks and in such amounts as are customary for property comparable to those comprising the Equipment, including, specifically, insurance against such hazards and in such amounts as reasonably may be required by the Trustee and insurance against all liability for injury to persons or property arising out of the operation of the Equipment.  All policies shall be written in the names of the Company and the Trustee and shall show the Trustee as an additional insured.

All insurance required in this Section 5.5 shall be taken out and maintained with responsible insurance companies authorized to do business in Minnesota and selected by the Company.  The Company will deposit with the Trustee policies evidencing all such insurance, or a certificate or certificates of the respective insurers stating that such insurance is in force and effect.  Each policy of insurance herein required shall contain a provision that the insurer shall not cancel, refuse to renew or materially modify it without giving written notice to the City and the Trustee at least thirty (30) days before the cancellation, non-renewal or modification becomes effective.  Before the expiration of any policy of insurance herein required, the Company shall furnish the Trustee evidence satisfactory to the Trustee that the policy has been renewed or replaced by another policy conforming to the provisions of this Section 5.5.  In lieu of separate policies, the Company may maintain blanket policies having the coverage required herein, in which event it shall deposit with the Trustee a certificate or certificates of the respective insurers as to the amount of coverage in force with respect to the Equipment.

ARTICLE VI

DAMAGE AND DESTRUCTION

Section 6.1.  Damage and Destruction.  If there are any Outstanding Bonds when the Plant is damaged or destroyed by fire or other casualty, the Company shall either restore the Plant or if Section 8.4 of this Bond Lease is applicable, exercise its option to redeem all Bonds and purchase the Equipment pursuant to said Section.

ARTICLE VII

COMPANY’S COVENANTS

Section 7.1.  Covenant for the Benefit of the Trustee and the Bondholders.  The Company recognizes the authority of the City to assign its interest in and pledge monies receivable under this Bond Lease (other than certain payments required to be made to the City under Sections 4.2(2), 4.3(3), 7.4 and 9.5 hereof) to the Trustee as security for the payment of the principal of and interest and redemption premiums, if any, on the Bonds, and the payment of all fees and expenses of the Trustee; and hereby agrees to be bound by, and joins with the City in the grant of a security interest to the Trustee in any rights and interest the Company may have in sums held in the Funds described in Article VI pursuant to the terms and conditions of the Indenture to secure payment of the Bonds.  Each of the terms and provisions of this Bond Lease is a covenant for the use and benefit of the Trustee and the Holders of the Bonds, so long as any thereof shall remain Outstanding; but upon payment in full of the Bonds in accordance with Article IX of the Indenture and of all fees and charges of the Trustee and Paying Agent, all references in this Bond Lease to the Bonds, the Holders thereof and the Trustee shall be ineffective, and neither the Trustee nor the Holders of any of the Bonds shall thereafter have any rights hereunder, save and except those that shall have theretofore vested or that arise from provisions hereunder which survive termination of this Bond Lease.

Section 7.2.  Inspection and Access.  The Company agrees that the City, the Trustee and their duly authorized agents shall have the right at all reasonable times to examine and inspect the Equipment and all books and records of the Company related thereto and for that purpose to enter upon the Land and Plant after reasonable notice, and shall also have such right of access thereto as may be reasonably necessary to cause the Equipment to be properly maintained in accordance with Article V, subject to the Company’s confidentiality and proprietary information handling and disclosure policies and practices, or similar agreements to which the Company, the Equipment or the Plant are subject.

Section 7.3.  Certificate of Compliance and Other Reports.

(1)           The Company will at the request of the Trustee, and at the Company’s expense, furnish to the Trustee, Original Purchaser and City at such times and in such form as the Trustee may reasonably require a copy of reports containing such information as is necessary to comply with any lawful reporting or continuing registration requirements imposed by any agency of the State of Minnesota under the Act, the Minnesota Blue Sky Laws or any other applicable state law as it now exists or may hereafter be amended or any agency of any other state in which the Bonds have been sold, or such information as necessary to comply with federal securities law; and

(2)           The Company shall furnish to the Trustee, Original Purchaser and City, within ninety (90) days following the completion of its fiscal year during each fiscal year in which any Series 2008 Bonds are outstanding, a certificate evidencing compliance with all terms and conditions set forth in the Indenture and this Bond Lease.

Section 7.4.  Indemnification.  The Company, will, to the fullest extent permitted by law, protect, indemnify and save the City and its officers, agents, and employees and any person who controls the City within the meaning of the Securities Act of 1933, harmless from and against all liabilities, losses, damages, costs, expenses (including attorneys’ fees and expenses of the City), taxes, causes of action, suits, claims, demands and judgments of any nature arising during the term of this Bond Lease from:

(1)           any injury to or death of any person or damage to property in or upon the Project or growing out of or connected with the use, non-use, condition or occupancy of the Project or any part thereof, including any and all acts or operations relating to the development, acquisition or installation of property or improvements.  The foregoing indemnification obligations shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for the Company, customers, suppliers or affiliated organizations under any Workers’ Compensation Acts, Disability Benefit Acts or other employee benefit acts;

(2)           violation of any agreement, provision or condition of this Bond Lease, the Bonds or the Indenture, or the Bond Resolution except an intentional violation by the City;

(3)           violation by the Company of any contract, agreement or restriction relating to the Project which shall have existed at the commencement of the Term of this Bond Lease or shall have been approved by the Company;

(4)           violation by the Company of any law, ordinance, court order or regulation affecting the Project or a part thereof or the ownership, occupancy or use thereof; provided, that the Company shall have the right to reasonably protest the finding of a violation so long as the City shall have no liability during the time of such protest;

(5)           any statement or information relating to the expenditure of the proceeds of the Bonds contained in the “Nonarbitrage Certificate” or similar document furnished by the Company to the City which, at the time made, is misleading, untrue or incorrect in any material respect; and

(6)           any untrue statement or alleged untrue statement of a material fact contained in any offering material relating to the sale of the Bonds (as from time to time amended or supplemented) or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, or failure to properly register or otherwise qualify the sale of the Bonds or failure to comply with any licensing or other law or regulation which would affect the manner whereby or to whom the Bonds could be sold.

Promptly after receipt by the City or any such other indemnified person, as the case may be, of notice of the commencement of any action with respect to which indemnity may be sought against the Company under this Section, such person will notify the Company in writing of the commencement thereof, and, subject to the provisions hereinafter stated, the Company shall assume the defense of such action (including the employment of counsel, who shall be counsel reasonably satisfactory to the City, Trustee or such other person as the case may be, and the payment of expenses).  Insofar as such action shall relate to any alleged liability with respect to which indemnity may be sought against the Company, the City or any such other indemnified person shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Company unless the employment of such Counsel has been specifically authorized by the Company.  The Company shall not be liable to indemnify any person for any settlement of any such action effected without its consent.

The provisions of this Section 7.4 shall survive the payment and discharge of the Bonds.

Section 7.5.  Existence; Maintenance of Business.  The Company shall:

(a)                                  continue to be a limited liability company subject to service of process in the State and either organized under the laws of the State, or organized under the laws of any other state of the United States and duly qualified to do business as a foreign corporation in the State;

(b)                                 not liquidate, wind up or dissolve or otherwise dispose of all or substantially all of its property, business or assets; and

(c)                                  not consolidate with or merge into another corporation or permit one or more corporations to consolidate with or merge into it.  The Company may, however, after the Completion Date, without violating the foregoing, but upon thirty (30) days prior written notice to the City and the Trustee, consolidate with or merge into another corporation or permit one or more corporations to consolidate with or merge into it, or sell or otherwise transfer all or substantially all of its property, business or assets to another such corporation (and thereafter liquidate, wind up or dissolve or not, as the Company may elect) if:

(i)            immediately after giving effect to such transaction, no Event of Default, nor any event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and the Company would not thereby be in default in the payment, performance or observance of any payment, agreement, covenant or obligation under this Bond Lease, the Indenture, the Bond Mortgage or the Bond Security Agreement;

(ii)           either (A) the Company is the surviving, resulting or transferee corporation, as the case may be, and, unless the Trustee shall otherwise consent in writing, the resulting corporation has a net worth at least equal to the net worth of the Company immediately prior to such merger or consolidation, or (B) in the event that the Company is not the surviving, resulting or transferee corporation:

(A)          such corporation is subject to service of process in the State and either organized under the laws of the State, or organized under the laws of any other state of the United States and duly qualified to do business as a foreign corporation in the State;

(B)           such corporation assumes in writing all of the obligations of the Company contained in this Bond Lease, the Bond Mortgage and the Bond Security Agreement;

(C)           in the Opinion of Counsel, (y) such corporation shall be bound by all of the terms applicable to the Company of this Bond Lease, the Bond Mortgage and the Bond Security Agreement and (z) such action does not legally impair the security for the Holders of the Bonds afforded by the Bond Mortgage and the Bond Security Agreement; and

(D)          in the opinion of Bond Counsel, such action will not cause the interest on the Bonds to cease to be excludable from gross income for federal income tax purposes.

Section 7.6.  Filing of Financing Statements.  The Company agrees that it will, at its sole expense, file or cause to be filed any financing statements and continuation statements required or if requested by the Trustee in writing to perfect the security interest granted to the Trustee under the Indenture in this Bond Lease and the payments to be made hereunder granted.

Section 7.7.  Assurance of Tax Exemption.  The Company covenants for the benefit of the Holders of the Bonds and the City that it (a) has not taken, and will not take or permit to be taken on its behalf, any action which would adversely affect the tax-exempt status of the Bonds and (b) will take, or require to be taken, such actions as may, from time to time, be required under applicable law or regulation to continue to cause the Bonds to be tax-exempt.

The Company acknowledges that in the event of an examination by the Internal Revenue Service of the exclusion of interest on the Bonds from the gross income of the owners thereof for federal income tax purposes, the City may be treated as the “taxpayer” in such examination and agrees that it will respond, and will direct the City to respond, in a commercially reasonable manner to any inquiries from the Internal Revenue Service in connection with such an examination.  The City covenants that it will cooperate with the Company, at the Company’s expense and at its direction, in connection with such examination.

In order to assure that the interest on the Bonds shall at all times be free from federal income taxation, the Company represents and covenants with the City, Trustee and all Holders of the Bonds that it will comply with the applicable provisions of Sections 103 and 141 through 150 of the Code as follows:

(1)           The Company will not use (or permit to be used) the Equipment or use or invest (or permit to be used or invested) the proceeds of the Bonds or any other sums treated as “bond proceeds” under Section 148 of the Code, including “investment proceeds,” “invested sinking funds” and “replacement proceeds,” in such a manner as to cause the Bonds to be classified as “arbitrage bonds” under Section 148 of the Code;

(2)           In addition to the Bonds, no other obligations have been or are expected to be issued under Section 103(a) of the Code for sale at substantially the same time (within 15 days) as the Bonds are sold, pursuant to the same plan of financing, including bonds for the same facility or related facilities, and which are reasonably expected to be paid from substantially the same source of funds, determined without regard to guarantees from unrelated parties, or to otherwise become part of the same “issue of obligations” of the Bonds as described in Treasury Regulations Section 1.150-(1)(c)(1), so as to impair the exclusion from gross income under Section 103 of the Code of the interest on the Bonds;

(3)           no portion of the proceeds of the Bonds will be used (i) to acquire or otherwise provide any private or commercial golf course, country club, massage parlor, tennis club, skating facility (including roller skating, skateboard and ice-skating), racquet sports facility (including any handball or racquetball court), hot tub facility, suntan facility or racetrack, land (or interest therein) to be used for farming purposes, and in no event will more than twenty-five percent (25%) (or twenty-five percent (25%), or more in the case of land) of the proceeds of the Bonds, be used to acquire or otherwise provide a facility the primary purpose of which is either retail food and beverage services, automobile sales or service, or the provision of recreation or entertainment, or land, all within the meaning of Sections 144 and 147 of the Code; or (ii) to provide any airplane, skybox or other private luxury box, health club facility, facility primarily used for gambling, or store the principal business of which is the sale of alcoholic beverages for consumption off premises, all within the meaning of Section 144 of the Code;

(4)           the average maturity of the Bonds does not exceed one hundred twenty percent (120%) of the average reasonably expected economic life of the Equipment;

(5)           the Company shall provide the City at the Bond Closing with all information required to satisfy the informational reporting requirements set forth in Section 149(e) of the Code, including the information necessary to complete IRS Form 8038;

(6)           no portion of the proceeds of the Bonds will be used to acquire property to be leased to the government of the United States of America or to any department, agency or instrumentality of the government of the United States of America; and no moneys in the Bond Fund (or other fund created under the Indenture) shall be invested in investments which cause the Bonds to be federally guaranteed within the meaning of Section 149(b) of the Code.  If at any time the moneys in such funds exceed, within the meaning of Section 149(b)(3)(B) of the Code, (i) amounts invested for an initial temporary period until the moneys are needed for the purpose for which the Bonds were issued, (ii) investments of a bona fide debt service fund, and (iii) investments of a reserve which meet the requirement of Section 148(d) of the Code, such excess moneys shall be invested in only those Permitted Investments or Government Obligations, as otherwise appropriate, which are (A) obligations issued by the United States Treasury, (B) other investments permitted under regulations, or (C) obligations which are (a) not issued by, or guaranteed by, or insured by, the United States or any agency or instrumentality thereof or (b) not federally insured deposits or accounts, all within the meaning of Section 149(b)(3)(B) of the Code;

(7)           no portion of the Bond proceeds will be used for the acquisition of any property (or any interest therein) unless (i) the first use of such property is pursuant to such acquisition, other than land, or (ii) the property is a building (and the equipment therefore) and rehabilitation expenditures with respect to such building equal or exceed fifteen percent (15%) of the portion of the cost of acquiring such building (and equipment) financed with Bond proceeds, or (iii) the property is a structure other than a building and rehabilitation expenditures with respect to such structure equal or exceed one hundred percent (100%) of the portion of the cost of acquiring such facility financed with Bond proceeds, all within the meaning of Section 147(d) of the Code;

(8)           it will not use the proceeds of the Bonds in such a manner as to cause the Bonds to be “arbitrage bonds” within the meaning of Section 148 of the Code and applicable Treasury Regulations; and to this end, the Company on behalf of the City shall pay to the United States, as a rebate, an amount equal to the sum of (i) the excess of (I) the aggregate amount earned on all nonpurpose obligations (other than investments attributable to an excess described in this clause), over (II) the amount which would have been earned if all nonpurpose obligations were invested at a rate equal to the yield on the Bonds, plus (ii) any income attributable to the excess described in clause (1), at the times and in the amounts required by Section 148 of the Code, all within the meaning of Section 148 of the Code.  The Company and Trustee shall maintain records of the interest rate borne by the Bonds and the investments of the Project Fund and the Bond Fund and earnings thereon in adequate detail to enable the Company to calculate the amount of any rebate required to be made to the United States.  The Company shall pay the rebate to the United States at times and in installments which satisfy Section 148 of the Code and the regulations, at least once every five years and within sixty (60) days after the day on which the last of each of the series of Bonds is redeemed.  Calculations of the amount to be rebated shall be made at least every five years, by Bond Counsel or an Independent Accountant selected by the Company, and the City and Trustee shall be furnished with such calculations within sixty (60) days of the time they are made.  The records for such calculations shall be retained until six (6) years after the retirement of the Bonds.  The rebate shall be calculated as provided in the applicable Treasury Regulations, including taking into account the gain or loss on the disposition of nonpurpose investments.  The Company shall acquire nonpurpose obligations at their fair market value;

(9)           at least 85% of the spendable proceeds of the Bonds will be used to carry out the governmental purpose of the Bonds within the 3-year period beginning on the date hereof; and

(10)         the Company will not otherwise knowingly use Bond proceeds, including earnings thereon, or take, or permit or cause to be taken, any action that would adversely affect the exemption from federal income taxation of the interest on the Bonds, nor otherwise omit to take or cause to be taken any action necessary to maintain such tax exempt status; and, if it should take or permit, or omit to take or cause to be taken, as appropriate, any such action, the Company shall take all lawful actions necessary to rescind or correct such actions or omissions promptly upon having knowledge thereof.

(11)         the Company hereby makes an irrevocable election (binding on it and any successors in interest in this Bond Lease) not to claim any depreciation or investment credit with respect to the Equipment financed with the proceeds of the Series 2008 Bonds.

Section 7.8.  Determination of Taxability.

(1)           Promptly after the occurrence of a Determination of Taxability, the Company shall give written notice to the City and Trustee of the Determination of Taxability and the Company shall provide to the Trustee in immediately available funds, an amount which when added to the amounts on deposit in the Funds, will equal the principal amount of all the Unpaid Bonds plus accrued interest thereon to the redemption date, plus a premium equal to eight percent (8.00%) percent of the outstanding Bonds, and the Bonds shall be redeemed pursuant to Article III of the Indenture.

(2)           Upon a Determination of Taxability the Company shall also pay to the Trustee an amount equal to the Paying Agent’s and Trustee’s fees, accrued and to accrue until final payment and redemption of the Bonds, and all other advances, fees, costs and expenses reasonably incurred by the Trustee, the City and the Paying Agent, including Bond Counsel and legal fees.

(3)           If this Bond Lease has not been terminated and the Equipment repurchased by the Company under Section 8.4 prior to the redemption date for the Bonds, this Bond Lease shall be terminated on said redemption date and the closing for the termination of this Bond

Lease shall be completed otherwise as provided for termination of this Bond Lease upon exercise of the Company’s options under Section 8.4.

(4)           Neither the Company nor any Holder shall be required to contest or appeal any notice of deficiency, ruling, decision or legislative enactment which may give rise to a Determination of Taxability; and the expenses of any such contest or appeal shall be paid by the party initiating the contest or appeal.

Section 7.9.  Surrender of Equipment; Holdover.  Except as otherwise provided in this Bond Lease, at the expiration or earlier termination of the Term of this Bond Lease the Company will surrender possession of the Equipment to the City peaceably and promptly and in as good condition as at the commencement of the Term of this Bond Lease, loss by fire or other casualty to the extent covered by insurance and ordinary wear, tear and obsolescence only excepted.

Section 7.10.  Refinancing of FNBO Loan.  The Company may not enter into any amendment of the FNBO Loan Agreement or refinance all or any portion of the FNBO Loan, unless, the amendment or refinancing is approved by the holders of at least a majority in principal amount of the outstanding Bonds.  The Company shall provide the Trustee at least 30 days notice of the amendment or refinancing and, if not approved by the holders of at least a majority in principal amount of outstanding Bonds, all Bonds shall be subject to mandatory redemption at par plus accrued interest on the earliest practical date for which notice may be given.

Section 7.11.  Additional Indebtedness.  The Company may not incur Additional Secured Indebtedness unless either (a) the outstanding balance of the FNBO Loan is more than 50% of the total of the outstanding balance of the FNBO Loan and outstanding Additional Secured Indebtedness and the outstanding principal amount of the Bonds and such Additional Secured Indebtedness is issued in accordance with the terms of the FNBO Loan Agreement, or (b) if the outstanding balance of the FNBO  Loan is less then 50% of the total of the outstanding balance of the FNBO Loan and outstanding Additional Secured Indebtedness and the outstanding principal amount of the Bonds and (i) the holders of a majority of the outstanding principal amount of the Bonds have approved the Additional Secured Indebtedness, (ii) the Additional Secured Indebtedness is for a capital project other than the Plant and (iii) the Additional Secured Indebtedness does not exceed 60% of the total cost of the capital project.  If any Additional Secured Indebtedness takes the form of tax exempt bonds, the holders of a majority of the outstanding principal amount of Bonds shall have the first right to purchase such bonds on terms at least as favorable as the bonds are being offered.  No Additional Secured Indebtedness in the form of tax exempt bonds may be issued unless the Company first delivers to the Trustee written certification from FNBO that the existing Secured Indebtedness has been fully satisfied and the Additional Secured Indebtedness is approved by the holders of a majority of the outstanding Bonds.

Section 7.12.  Financial Covenants.

(1)           The Company shall not incur any additional debt in the form of additional tax exempt solid waste disposal facility revenue bonds while any Series 2008 Bonds are Outstanding.

(2)           The Company shall not incur debt on parity with the Series 2008 Bonds without obtaining prior approval of a majority of the Holders of the Series 2008 Bonds.

(3)           The Company shall maintain a minimum Fixed Charge Coverage Ratio of at least 1.25:1 for all periods, which ratio is measured on a rolling four quarter basis, following the end of the Construction Period.

(4)           Beginning on the first day of the fourth month after the end of the Construction Period, the Company shall at all times maintain a minimum amount of Working Capital as follows:

Time Following Construction Period	Minimum Working Capital
Months 4 through 7	$3,000,000
Months 8 through 12	$4,500,000
Months 13 through Maturity	$6,000,000

(5)           The Company shall have a minimum Tangible Net Worth of at least $44,775,000 at all times following the Construction Period, including any losses during construction of the Project, which amount shall increase annually, in an amount equal to the greater of (i) the undistributed earnings for the fiscal year just ended or (ii) $250,000.

(6)           For each fiscal quarter following the end of the Construction period, the Company shall maintain a Leverage Ratio that does not exceed 1.65:1.

(7)           Annual distribution payouts to the members or other owners of the Company shall not exceed the following maximum amounts, measured as a percentage of Net Income:

Maximum Distribution Allowed

If the Company’s Ratio of Total Indebtedness to Tangible Net Worth is:	Allowable Distribution
Greater than or equal to 1.00:1.00	45%
Less than 1.00:1.00 but Greater than or Equal to 1.00:.75	55%
Less than .75:1.00	65%

which distributions, except for Tax Distributions, may be made only at the completion of the fiscal year and so long as no Default exists.  So long as no Event of Default has occurred and is continuing or would occur as a result thereof, the Company may make Tax Distributions to its members; provided that (a) no Tax Distributions may exceed the total tax liabilities of the members of the Company by reason of their membership interests and (b) the permitted distributions under this clause shall be reduced by any Tax Distributions with respect to the prior fiscal year.

(8)           The Company covenants that it will keep proper books of record and account in which full, true and correct entries shall be made of all dealings or transactions of or in relation to the business and affairs of the Company, in accordance with generally accepted accounting principles consistently applied, and will furnish to the Trustee, the City and the Original Purchaser of the Series 2008 Bonds copies of:

(a)           Quarterly unaudited financial statements of the Company, certified by the Treasurer or other authorized financial officer of the Company, within sixty (60) days of the end of each fiscal quarter; and

(b)           Complete audited financial statements and an opinion by an Independent Accountant, which opinion shall be based upon an audit made in accordance with generally accepted auditing standards, within one hundred twenty (120) days after the last day of each fiscal year.  The audited financial statements shall cover the operations of the Company for such fiscal year and contain a balance sheet as of the end of such fiscal year, showing in each case in comparative form the figures for the preceding fiscal year except for instances where changes to generally accepted accounting principles dictate a revised format.

Section 7.13.  Performance of Obligations.  The Company shall perform in a timely manner each of its obligations under the FNBO Loan Documents and all of its obligations under any Additional Secured Indebtedness.

ARTICLE VIII

COMPANY’S OPTIONS

Section 8.1.  Assignment and Sublease.  The Company may assign its rights and obligations under this Bond Lease and, as an incident thereto, sublease its interest in the Project without prior consent of the City or the Trustee, but subject to the provisions of Section 5.2 and 7.5 hereof.  The City consents to the assignment of this Bond Lease to FNBO as security for the FNBO Loan.

Section 8.2.  Prepayment.

(1)           The Company shall have the option to direct the Trustee to call for redemption and prepayment of the Outstanding Bonds in whole or in part as provided in Section 3.01 of the Indenture.  The Bonds to be redeemed shall be redeemed at a price equal to their principal amount plus accrued interest as set forth in Section 3.01 of the Indenture.  In the event the Bonds are called for redemption in whole or in part, a Basic Payment shall be made by the Company as provided in Section 4.2 hereof on said Redemption Date.

(2)           If, after the Company exercises its option to redeem all Bonds, no Bonds remain Outstanding, the Indenture is discharged, and the Company has satisfied all of its obligations hereunder, the Company may exercise its option to purchase the Equipment under Section 8.4 hereof.

(3)           The Company shall have the option to prepay the Basic Payments due the City under Section 4.2(3) hereof in whole or in part, which prepayments shall be made by payment to the City Treasurer.

Section 8.3.  Direction of Investments.  Except during the continuance of an Event of Default, the Company shall have the right during the Term of this Bond Lease to direct the Trustee to invest or reinvest all monies held for the credit of Funds established by Article VI of the Indenture, in such securities as are authorized by law, for such funds, subject, however, to the further conditions of Article VIII of the Indenture.

Section 8.4.  Termination of Bond Lease Agreement and Option to Purchase.  Except during the continuance of an Event of Default, the Company shall have the option at the expiration of this Bond Lease and upon earlier termination of this Bond Lease to purchase the Equipment for the Fair Market Value Purchase Price, subject to the following conditions:

(1)           such option may be exercised only if all Bonds shall have matured or will mature or be subject to redemption in accordance with their terms on their then next succeeding Interest Payment Date or if provision is otherwise made for payment of all Bonds in such manner that the Indenture will be discharged under Article VII thereof on or before the date of termination;

(2)           the Company shall give written notice to the City and to the Trustee of its intention to exercise the option, stating therein a termination date not less one hundred twenty (120) nor more than one hundred fifty (150) days after the date the notice is mailed, but in no event prior to the date on which all Outstanding Bonds shall be deemed discharged under Article X of the Indenture; and the Company shall make arrangements satisfactory to the Trustee for the giving of any notice required for redemption of all of the Outstanding Bonds on the date on which the Bonds are to be redeemed;

(3)           if on or before ninety (90) days prior to the expiration date of the Lease Term, the City and the Company are unable to agree upon the Fair Market Value Purchase Price of the Equipment, such value shall be determined in accordance with the foregoing definition by a qualified independent Appraiser.  The term “Appraiser” shall mean any independent appraiser mutually agreed upon by the City and the Company or if no such mutual agreement is reached within fifteen (15) days after the beginning of such 90-day period, two independent appraisers, one chosen by the City and one chosen by the Company, or, if such appraisers cannot agree on the amount of such value within forty-five (45) days after the beginning of such 90-day period, an independent appraiser to be chosen by the American Arbitration Association promptly thereafter.  The Appraiser shall be instructed to make such determination within a period of thirty (30) days following appointment, and shall promptly communicate such determination in writing to the City and the Company.  The determination so made shall be conclusively binding upon both the City and the Company.  The Company shall each pay the expenses of the Appraiser.

(4)           If necessary, a Basic Payment shall be made by the Company as provided in Section 4.2 hereof on the Redemption Date;

(5)           the Company shall pay to the Trustee on or prior to the termination date, an amount equal to the Trustee’s and Paying Agent’s fees and expenses under the Indenture, accrued and to accrue until final payment and redemption of the Bonds and all other advances, fees, costs and expenses reasonably incurred and to be incurred on or before the termination date by the Trustee and Paying Agent under the Indenture and by the City under this Bond Lease.

At the closing, which shall be held at the principal office of the Trustee, or such other place as the parties may mutually select, the City shall convey to the Company all of its right, title and interest in and to the Equipment, subject to:

(A)          those liens and encumbrances, if any, to which the property was subject when conveyed to the City;

(B)           those liens and encumbrances, if any, created, permitted or acquiesced in by the Company, or to the creation of which the City did not consent;

(C)           those liens and encumbrances, if any, resulting from the failure of the Company to perform or observe any of its agreements in this Bond Lease; and

(D)          the lien of unpaid installments of taxes, if any, levied against the Equipment and not yet due and payable.

The City shall convey all of its right, title and interest in and to the Equipment by bill of sale, which bill of sale shall be delivered upon payment by the Company to the City of the purchase price specified above and payment of all obligations with respect to the Indenture and the Bonds.  The Company shall pay all costs and expenses of the preparation of the deed and bill of sale and the delivery thereof and all taxes and charges payable in connection with the conveyance.

The Company shall take the Equipment subject to all applicable laws or ordinances, rules or regulations of governmental authority.

On conveyance of the City’s interest in the Equipment and payment therefore as provided in this Section 8.4, the City will deliver a release of the leasehold estate created by this Bond Lease, and all further obligations of the Company hereunder, except under Section 7.4, 7.7, 7.8, 10.8 and 10.11 shall thereupon terminate, and, if the same has not been previously released, the City will cause the Trustee to deliver a release of the Indenture; provided, however, that the Company shall also remain obligated to pay or reimburse the City and Trustee for the payment of all other fees, costs and expenses unaccounted for in any sum paid in accordance with subsection (4) above and reasonably incurred before or subsequent to such closing in connection with the Bonds.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

Section 9.1.  Events of Default.  Any one or more of the following events is an Event of Default under this Bond Lease, and the term “Event of Default,” wherever used herein, means any one of the following events, whatever the reason for such default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(1)           if the Company shall fail to pay or cause to be paid any Basic Payments due under this Bond Lease;

(2)           if an Act of Bankruptcy occurs;

(3)           if the Company shall fail to pay any Additional Charges on or before the date that the payment is due (subject to any right to contest the amount of Additional Charges set forth in Section 4.3 hereof), and shall continue to be in arrears for thirty (30) days after mailing of a notice to it by the City or the Trustee that said Additional Charges have not been received on the due date;

(4)           if the Company shall fail to observe and perform or shall breach any other covenant, condition or agreement on its part under this Bond Lease for a period of sixty (60) days after mailing of a notice to it by the City or the Trustee, specifying such default or breach and requesting that it be remedied; provided that such default may be waived by the Holders of not less than 51% of the principal amount of the Outstanding Bonds; and further provided that if the failure stated in the notice cannot be corrected within sixty (60) days, the City and Trustee will not unreasonably withhold their consent to an extension of such time if corrective action is instituted by the Company with sixty (60) days and is diligently pursued until such failure is corrected;

(5)           if the Company shall be dissolved or liquidated (other than when a new entity assumes the obligations of the Company under the conditions permitting such action contained in Section 7.5); or

(6)           if any representation or warranty made by the Company herein, or by an officer or representative of the Company in any document or certificate furnished the Trustee, the City or any Original Purchaser in connection herewith or therewith or pursuant hereto or thereto, shall prove at any time to be, in any material respect, incorrect or misleading as of the date made.

(7)           if an event of default shall have occurred and be continuing under the Bond Mortgage or the FNBO Loan Agreement.

Section 9.2.  Remedies.

(1)           Whenever any Event of Default specified in Section 9.1(1) or (2) hereof shall have happened and be subsisting the Trustee shall declare all the Basic Payments payable for the remainder of the Term of this Bond Lease (an amount equal to that necessary to pay in full all Outstanding Bonds and the interest thereon assuming acceleration of the Bonds under the Indenture and to pay all other indebtedness thereunder) to be immediately due and payable whereupon the same shall become immediately due and payable by the Company;

(2)           Whenever any Event of Default shall have happened and be subsisting, any one or more of the following remedial steps may also be taken to the extent permitted by law:

(A)          the Trustee or the City may take whatever action at law or in equity may appear necessary or appropriate to collect all sums then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement, covenant, representation or warranty of the Company, under this Bond Lease, or any related instrument; or to otherwise compensate the City, Trustee or Bondholders for any damages on account of such Event of Default;

(B)           the City (without the prior written consent of the Trustee if the Trustee is not enforcing the City’s right in a manner to protect the City or is otherwise taking action that brings adverse consequences to the City) may take whatever action at law or in equity may appear necessary or appropriate to enforce its rights of indemnification under Section 7.4 and to collect all sums then due and thereafter to become due to the City under Section 4.3, 7.4, 9.5, 10.8 and 10.11 of this Bond Lease.  Notwithstanding the foregoing, the City is not precluded from exercising any of its rights reserved to it as set forth in this Section, even if the Trustee is exercising the rights of the City hereunder;

(C)           the City may enter the Plant and take possession of the Equipment without termination of this Bond Lease, and use its best efforts to sublease the Equipment for the account of the Company, holding the Company liable for the difference in the rent and other amounts payable by the subleasee and the rents and other amounts payable by the Company hereunder;

(D)          the City may terminate this Bond Lease, exclude the Company from possession of the Equipment, and use its best efforts to lease the Equipment to another for the account of the Company, holding the Company liable for the difference between the rentals received and the Basic Payments which would have been receivable hereunder;

(E)           the City may require the Company to furnish copies of all books and records of the Company pertaining to the Project; and

(F)           the City may exercise any remedies available to a secured party under the Minnesota Uniform Commercial Code.

(G)           the City or Trustee may exercise any remedies available under the Bond Mortgage, the Bond Security Agreement, the Guaranty or the Intercreditor Agreement.

Section 9.3.  Disposition of Funds.  Any amounts collected pursuant to action taken under Section 9.2 (other than sums collected for the City on account of its rights to indemnification and certain direct payments to be made to the City under Sections 4.3, 7.4 and 9.5, which shall be paid directly to the City) shall be applied in accordance with the provisions of the Indenture.

Section 9.4.  Nonexclusive Remedies.  No remedy herein conferred upon or reserved to the City or Trustee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Bond Lease or now or hereafter existing at law or in equity or by statute.  No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle the City (or the Trustee) to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be herein expressly required or be required by law.

Section 9.5.  Attorneys’ Fees and Expenses.  If an Event of Default shall exist under this Bond Lease and the City or the Trustee should employ attorneys or incur other expenses for the collection of any amounts due hereunder, or the enforcement of performance of any obligation or agreement on the part of the Company, the Company will upon demand pay to the City or the Trustee the reasonable fees of such attorneys and such other expenses so incurred.

Section 9.6.  Effect of Waiver.  In the event any agreement contained in this Bond Lease should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

Section 9.7.  Waiver of Stay or Extension.  The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any appraisement, valuation, stay, or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Bond Lease; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the City or the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 9.8.  City May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or the property of the Company, the Trustee or the City with the prior consent of the Trustee shall be entitled and empowered, by intervention in such proceeding or otherwise,

(1)           to file and prove a claim and to file such other papers or documents as may be necessary or advisable in order to have the claims of the City and the Trustee (for themselves and on behalf of Bondholders) (including any claim for the reasonable compensation, expenses, disbursements and advances of the City and Trustee, their agents and counsel) allowed in such judicial proceeding, and

(2)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Section 9.9.  Restoration of Positions.  If the City or the Trustee have instituted any proceeding to enforce any right or remedy under this Bond Lease, and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the City or the Trustee then, and in every such case, the Company and the City shall, subject to any determination in the proceeding, be restored to the positions they held prior to commencement of such proceedings, and thereafter all rights and remedies of the City shall continue as though no such proceeding had been instituted.

Section 9.10.  Suits to Protect the Project.  If the Company shall fail to do so after thirty (30) days prior written notice from the City or the Trustee, the City shall have power to institute and to maintain such proceedings as it may deem expedient to prevent any impairment of the Project or any portion thereof, by any acts which may be unlawful or in violation of this Bond Lease, and such suits and proceedings as the City may deem expedient to protect its interests in the Project or any portion thereof, including power to institute and maintain proceedings to restrain the enforcement of or compliance with any governmental enactment, rule or order that may be unconstitutional or otherwise invalid, if the enforcement of, or compliance with, such enactment, rule or order would impair or adversely affect the Project or be prejudicial to the interests of the Bondholders.

Section 9.11.  Performance by Third Parties.  The City may permit third parties to perform any and all acts or take such action as may be necessary for and on behalf of the Company to cure any Event of Default hereunder.  The acceptance by the City or the Trustee of any such performance by third parties shall not in any way diminish or absolve the Company of primary liability hereunder.

Section 9.12.  Exercise of the City’s Remedies by Trustee.  Whenever any Event of Default shall have happened and be subsisting the Trustee may, but except as otherwise provided in the Indenture shall not be obliged to, exercise any or all of the rights of the City under this Article IX.

ARTICLE X

GENERAL

Section 10.1.  Amounts Remaining in Funds.  Except during the continuance of an Event of Default, any amounts remaining in the Funds created under Article VI of the Indenture upon expiration or earlier termination of this Bond Lease, as provided herein, and after adequate provision has been made for payment in full of the Bonds, in accordance with Article IX of the Indenture, any Additional Charges payable to the Trustee and the City, including Paying Agent’s fees and expenses, and all other amounts required to be paid under this Bond Lease and the Indenture shall forthwith be paid to the Company by the Trustee.

Section 10.2.  Notices.  All notices, certificates or other communications hereunder shall be in writing (except as otherwise expressly provided herein) and shall be sufficiently given and shall be deemed given when mailed by registered or certified mail or commercially expedited delivery service, with proper address as indicated below.  The City, the Company and the Trustee may, by written notice given by each of them to the others, designate any address or addresses to which notices, certificates or other communications to them shall be sent when required as contemplated by this Bond Lease.  Until otherwise provided by the respective parties, all notices, certificates and communications to each of them shall be addressed as follows:

To the City:	City of Lamberton 112 Second Avenue West P.O. Box 356 Lamberton, MN 56152-0356 Attn: City Administrator/Clerk

To the Company:	Highwater Ethanol, LLC 205 N. Main Street, PO Box 96 Lamberton, MN 56152 Attn: President

To the Trustee:	U.S. Bank National Association Mail Station: EP-MN-WS3C 60 Livingston Avenue, 3rd Floor St. Paul MN 55107

Section 10.3.  Binding Effect.  This Bond Lease shall inure to the benefit of and shall be binding upon the City and the Company and their respective successors and assigns.

Section 10.4.  Severability.  In the event any provisions of this Bond Lease shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.  If any term or provision of this Bond Lease or the application thereof to any provision of this Bond Lease or the application thereof to any person or circumstances shall to any extent be invalid and unenforceable, the remainder of this Bond Lease, or the application of such term or provision to person or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Bond Lease shall be valid and shall be enforced to the extent permitted by law.

Section 10.5.  Amendments, Changes, and Modifications.  Except as otherwise provided in this Bond Lease or in the Indenture, subsequent to the issuance of the Bonds and before the lien of the Indenture is satisfied and discharged in accordance with its terms, this Bond Lease may not be effectively amended, changed, modified, altered or terminated without the written consent of the Trustee, Company and City.

Section 10.6.  Execution Counterparts.  This Bond Lease may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 10.7.  Required Approvals.  Consents and approvals required by this Bond Lease to be obtained from the Company, the City or the Trustee shall be in writing and shall not be unreasonably withheld or delayed.

Section 10.8.  Limitation on City Liability.  It is understood and agreed by the Company and the Holders that no covenant, provision or agreement of the City herein or in the Bonds or in any other document executed by the City in connection with the issuance, sale and delivery of the Bonds, or any obligation herein or therein imposed upon the City or breach thereof, shall give rise to a pecuniary liability of the City or a charge against its general credit or taxing powers or shall obligate the City financially in any way except with respect to this Bond Lease and the application of revenues therefrom and the proceeds of the Bonds.  No failure of the City to comply with any term, condition, covenant or agreement herein or therein shall subject the City to liability for any claim for damages, costs or other financial or pecuniary charges except to the extent that the same can be paid or recovered from this Bond Lease or revenues therefrom or proceeds of the Bonds.  No execution on any claim, demand, cause of action or judgment shall be levied upon or collected from the general credit, general funds or taxing powers of the City.  In making the agreements, provisions and covenants set forth herein, the City has not obligated itself except with respect to this Bond Lease and the application of revenues hereunder as hereinabove provided.  The Bonds constitute special obligations of the City, payable solely from the revenues pledged to the payment thereof pursuant to this Bond Lease and the Indenture, and do not now and shall never constitute an indebtedness or a loan of the credit of the City, the State of Minnesota or any political subdivision thereof or a charge against general taxing powers within the meaning of any constitutional or statutory provision whatsoever.  It is further understood and agreed by the Company and the Holders that the City shall incur no pecuniary liability hereunder and shall not be liable for any expenses related hereto.  If, notwithstanding the provisions of this Section, the City incurs any expense, or suffers any losses, claims or damages or incurs any liabilities, the Company will indemnify and hold harmless the City from the same and will reimburse the City for any legal or other expenses incurred by the

City in relation thereto, and this covenant to indemnify, hold harmless and reimburse the City shall survive delivery of and payment for the Bonds.

Section 10.9.  Survivorship of Obligations.  All obligations of the Company under Sections 7.4, 7.7, 7.8, 10.8 and 10.11 hereof shall survive payment of the Bonds or earlier termination of this Bond Lease under Section 7.8, 8.2 or 8.4 hereof.

Section 10.10.  Administrative Fees, Attorneys’ Fees and Costs.  The Company shall reimburse the City, upon demand, for all costs and expenses, including without limitation attorneys’ fees, paid or incurred by the City in connection with (i) the discussion, negotiation, preparation, approval, execution and delivery of the Bonds, the Indenture, this Bond Lease, and the documents and instruments related hereto or thereto; (ii) any amendments or modifications to any of the foregoing documents, instruments or agreements and the discussion, negotiation, preparation, approval, execution and delivery of any and all documents necessary or desirable to effect such amendments or modifications; (iii) the servicing and administration of the loan during the term hereof or thereafter; and (iv) the enforcement by the City during the term hereof or thereafter of any of the rights or remedies of the City hereunder or under the foregoing documents, or any document, instrument or agreement related hereto or thereto, including, without limitation, costs and expenses of collection in the Event of Default, whether or not suit is filed with respect thereto.

Section 10.11.  Release.  The Company hereby acknowledges and agrees that the City shall not be liable to the Company except for failure to perform its obligations hereunder, or the Indenture, or the documents and transactions related hereto or thereto or contemplated hereby or thereby, and hereby releases and discharges the City from any liability, for any and all losses, costs, expenses (including attorneys’ fees), damages, judgments, claims and causes of action, paid, incurred or sustained by the Company as a result of or relating to any action, or failure or refusal to act, on the part of the City or any other party with respect to the Bonds, the Indenture, this Bond Lease, or the documents and transactions related hereto or thereto or contemplated hereby or thereby, including, without limitation, the exercise by the Trustee or any third party of any of its rights or remedies pursuant to any of such documents.

IN WITNESS WHEREOF, the City and the Company have caused this Bond Lease to be executed by their duly authorized officers.

CITY OF LAMBERTON, MINNESOTA

By	/s/ Craig Wetter
Its Mayor

And by	/s/ Steven Flaig
Its City Clerk

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HIGHWATER ETHANOL, LLC

By	/s/ Brian Kletscher
Its President

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EXHIBIT A

Description of Equipment

Description of Equipment

EQUIPMENT DESCRIPTION	PERCENTAGE ALLOCABLE TO SOLID WASTE FACILITIES
Centrifuge System	100.00%
Boiler or Thermal Oxidizer	66.70
Evaporator System	100.00
Dryer System	64.64
Methanator	100.00

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EXHIBIT B

Location of the Plant

PARCEL I (PROJECT SITE)

TRACT A:  That part of the Southwest Quarter of Section 21, Township 109 North, Range 37 West, Redwood County, Minnesota, lying north of the northerly right-of-way line of the Dakota Minnesota & Eastern Railroad.

Excepting therefrom that part of said Tract A which lies northwesterly of “Line 1” described below, southerly of a line run parallel with and distant 50 feet southerly of “Line 2” described below, and easterly of the easterly right-of-way line of Township Road T-190, as now located and established, said exception containing 0.20 acres more or less.

“Line 1”:  Beginning at the intersection of the easterly right-of-way line of said township road with a line run parallel with and distant 180 feet southerly of “Line 2” described below; thence northeasterly to a point distant 50 feet southerly (measured at right angles) of a point on said “Line 2”, distant 167.4 feet easterly of its point of beginning, and there terminating.

“Line 2”:  Beginning at a point on the west line of the Northwest Quarter of Section 21, distant 1.0 foot north of the southwest corner thereof; thence run northeasterly at an angle of 92 degrees 05 minutes 00 seconds (as measured from south to east) from said west line of 1521.8 feet; thence deflect to the right at an angle of 01 degree 03 minutes 00 seconds for 1100 feet and there terminating.

Also Excepting that part of said Tract A hereinbefore described, which lies within a distance of 35 feet southerly of a line run parallel with and distant 50 feet southerly of the following described line:  Beginning at a point on “Line 2” hereinbefore described, distant 484.4 feet westerly of its point of termination; thence easterly on said “Line 2” for 484.4 feet and there terminating; said exception containing 0.37 acres more or less.

Subject to Township Road right-of-way over the westerly 33 feet of said Southwest Quarter, also subject to Trunk Highway 14 right-of-way.

AND ALSO

PARCEL II (PROJECT SITE)

All that part of the Southeast Quarter of Section 21, Township 109 North, Range 37 West, Redwood County, Minnesota, lying north of the northerly right-of-way line of the Dakota Minnesota & Eastern Railroad, subject to Highway 14 right-of-way.

Excepting therefrom that part of said Southeast Quarter which lies within a distance of 35 feet southerly of the following described line:  Beginning at a point on the westerly boundary of said

Southeast Quarter, distant 40 feet southerly of the northwest corner thereof; thence run easterly for 345.6 feet along a line that intersects the easterly boundary of the Southeast Quarter of said Section 21, distant 64.4 feet southerly of the northeast corner thereof and there terminating.

Also Excepting therefrom that part of the Northeast Quarter of the Southeast Quarter of Section 21, Township 109 North, Range 37 West, Redwood County, Minnesota, described as follows:  Commencing at the northeast corner of said Southeast Quarter; thence southerly on a Minnesota State Plane Grid Azimuth from north of 181 degrees 50 minutes 35 seconds along the east line of said Southeast Quarter 102.21 feet; thence westerly 270 degrees 48 minutes 42 seconds azimuth 665.31 feet to the point of beginning; thence continue westerly 270 degrees 48 minutes 42 seconds azimuth 400.00 feet; thence southerly 180 degrees 48 minutes 42 seconds azimuth 200.00 feet; thence easterly 90 degrees 48 minutes 42 seconds azimuth 400.00 feet; thence northerly 00 degrees 48 minutes 42 seconds azimuth 200.00 feet to the point of beginning.

Containing 0.27 acres, more or less.

AND ALSO

PARCEL III (LAMBERTON ECONOMIC DEVELOPMENT AUTHORITY PARCEL)

That part of the South Half (S½) of Section Twenty-two (22), Township One Hundred Nine (109) North, Range Thirty-seven (37) West, Redwood County, Minnesota, lying northerly of the northerly right-of-way line of the Dakota Minnesota & Eastern Railroad, and southerly of the following described line:  Commencing at a point on the west line of the Southwest Quarter (SW¼) of said Section Twenty-two (22) where said line intersects the northerly right-of-way line of the Dakota Minnesota and Eastern Railroad, said right-of-way line being 50 feet northerly of and parallel with the center line of the tracks; thence northerly along said west line on an assumed azimuth of 01 degrees 50 minutes 35 seconds 145.69 feet to the point of beginning of the line to be described; thence easterly 84 degrees 21 minutes 14 seconds azimuth 388.43 feet; thence 85 degrees 21 minutes 11 seconds azimuth 900.66 feet; thence easterly 83 degrees 46 minutes 16 seconds azimuth 896.53 feet; thence easterly 81 degrees 30 minutes 37 seconds azimuth 193.47 feet; thence easterly 78 degrees 15 minutes 04 seconds 396.89 feet; thence easterly 80 degrees 37 minutes 13 seconds 299.78 feet; thence easterly 77 degrees 40 minutes 49 seconds 199.61 feet; thence easterly 80 degrees 37 minutes 44 seconds azimuth 200.67 feet; thence easterly 77 degrees 47 minutes 42 seconds azimuth 316.70 feet to the southerly right-of-way line of Trunk Highway No. 14; thence easterly 90 degrees 48 minutes 42 seconds azimuth along said southerly right-of-way line 619.24 feet to its intersection with said northerly right-of-way line of said Dakota Minnesota and Eastern Railroad and there terminating.

AND ALSO

PARCEL IV (ERICKSON WELL SITE PARCEL)

The East 2040.20 feet of the North 128.10 feet of the Northwest Quarter of Section 14, Township 108 North, Range 37 West, Cottonwood County, Minnesota.  Said tract subject to a

33.00 foot township road right-of-way easement.  Said tract contains 6.00 acres more or less, including 1.55 acres of township road right-of-way.

AND ALSO

PARCEL V (GEIS WELL SITE PARCEL)

The East 1188.00 feet of the South 220.00 feet of the Southeast Quarter of the Southwest Quarter of Section 29, Township 109 North, Range 37 West, Redwood County, Minnesota.  Said tract subject to a 33.00 foot township road right-of-way easement.  Said tract contains 6.00 acres more or less, containing 0.90 acres of township road right-of-way.

EXHIBIT C

Description of Project

The acquisition, purchase and installation of solid waste disposal facilities (including centrifuge, dryer, evaporator and related equipment) in connection with construction of a 50 million gallon nameplate capacity ethanol production facility, to be owned by the City and operated by the Company, including the Equipment and site improvements necessary or desirable for such purposes.

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